                                                                   Exhibit 10.20


(EDS LETTERHEAD)



December 16, 1996



Allin Communications Corporation
300 Greentree Commons
381 Mansfield Avenue
Pittsburgh, Pennsylvania 15220
Attention:  R. Daniel Foreman



     Re:    Authorization Letter No. 1996-01

Dear Mr. Foreman:

This letter will confirm the mutual understanding and agreement of Allin Communications Corporation ("Customer") and Electronic Data Systems Corporation ("EDS") as to the terms on which EDS will provide to Customer the services and resources described in this letter, which terms are as follows:

1. This letter is entered into under the provisions of the Master Agreement, dated effective as of December 16, 1996, between Customer and EDS (the "Master Agreement"), and, except as otherwise provided in this letter, all applicable provisions of the Master Agreement are incorporated into this letter by this reference.

2. The term of this letter will commence on January 6, 1997. (the "AL Effective Date"), and, unless earlier terminated as provided in this letter or in the Master Agreement, will continue thereafter until the tenth anniversary of the AL Effective Date. The term of this letter may be extended by the mutual written agreement of the parties.

3. During the term of this letter, EDS will provide to Customer the services and resources described in the attached Exhibit I. The specific allocation of the services and resources will be set forth in separate written work orders (each a "Work Order") entered into from time to time by the parties during the term of this Authorization Letter. Each Work Order shall contain the following: (a) a Statement of Work describing the services to be performed, resources to be allocated by EDS, specified performance criteria, and a list of appropriate deliverables with delivery dates; (b) a price schedule setting forth any modifications to the payment terms set forth on
    Exhibit III; (c) a designation of the Team Leader, as appropriate, and the Customer Team Leader, each of whom shall function as the point of contact for the respective parties for the services and resources identified in the Work Order; (d) any other terms and conditions appropriate to the services and resources provided under a given Work Order. The EDS individual who will have management responsibility for EDS in connection with this letter is also designated in the attached Exhibit II.

4. In connection with the provision of those EDS services and resources, Customer will provide to EDS the Customer support services and resources described in the attached Exhibit II. The specific Customer support services and resources will be set forth in the applicable Work Order.
    The Customer individual who will
    have management responsibility for Customer in connection with this letter is also designated in the attached Exhibit II.

5. For the services and resources provided by EDS to Customer under this letter, Customer will pay to EDS the amounts specified in the attached
    Exhibit III.

6. The services and resources provided to Customer by EDS under this letter will also be subject to the additional provisions set forth in the attached
    Exhibit IV.

7. In the event of any express conflict or inconsistency between the provisions of a Work Order and the provisions of this Authorization Letter or the Master Agreement, the provisions of the Work Order will control with respect to the interpretation of that Work Order; provided, however, that the provisions of the Work Order will be so construed to give effect to the applicable provisions of the applicable Authorization Letter and Master Agreement to the fullest extent possible.

Please indicate your agreement to the foregoing by signing both copies of this letter and returning one fully-executed copy to EDS.



                                    Sincerely,

                                    Electronic Data Systems Corporation


                                      By:      /s/ D. L. Stolkey
                                         -------------------------------------

                                    Name:     D. L. Stolkey
                                         -------------------------------------

                                   Title:     President GTSI
                                         -------------------------------------

                                    Date:     12-20-96





ACCEPTED AND AGREED:
--------------------

Allin Communications Corporation


   By:       /s/ Richard W. Talarico
      ----------------------------------------

 Name:     Richard W. Talarico
      ----------------------------------------

Title:     Chairman/CEO
        ----------------------------------

 Date:     12-16-96

                                   EXHIBIT I

                           EDS SERVICES AND RESOURCES
                           --------------------------


A. Installation of new and existing ships, consisting of the following components, and in conformance with the standards of performance set forth in
   Exhibit V.

     1.  Shipboard control center, including the following:

       a. Deployment Document

       b. Power requirements

       c. HVAC capabilities

       d.  Hardware

       e. Software interface development

     2.  Cabin

       a. Television Control Module ("TCM")

     3.  Plant

       a. Radio Frequency (RF) Cabling

       b. Network cabling

     4. Post Assembly Testing

B. Ongoing Support of Installed Ship-based Operations

                                   EXHIBIT II

                    CUSTOMER SUPPORT SERVICES AND RESOURCES
                    ---------------------------------------

1. Make available to EDS, as reasonably requested by EDS, management decisions, personnel, information, approvals, acceptances and access to Customer's premises, as required by EDS to perform the services stated in the terms of this agreement and their related activities.

2. Supply training and support for installation and post-installation shipboard personnel, as required by EDS to perform the services stated in the terms of this agreement and their related activities, until such time that both parties agree how and when such support shall be reduced.

3. Supply EDS personnel with on-going support and training for new development services and critical problem resolution, as required by EDS to perform the services stated in the terms of this agreement and their related activities.

4. Supply EDS with copies of Customer's operating processes and procedures as required by EDS to perform the services stated in the terms of this agreement and their related activities.

5. Provide EDS personnel access to Customer's systems as required for EDS to perform the services stated in the terms of this agreement and their related activities.

6. Cooperate with EDS in providing EDS personnel located at Customer's facilities access to all of EDS' internal systems via the methodologies requested by EDS. EDS will reimburse Customer for any additional costs reasonably incurred by Customer as a result of providing EDS' employees with access to EDS' internal systems.

7. Supply EDS with all pertinent documentation for the current platform and system for installation troubleshooting, problem resolution and post-installation activities required to perform the services stated in the terms of this agreement and their related activities.

8. Provide the EDS Account Manager with facilities and related services (i.e., office space, telephones, electric, water, temperature control, office supplies, etc.) equivalent to a Customer director.

9. Provide EDS employees with facilities and related services (i.e., office space, telephones, electric, water, temperature control, office supplies, etc.) equivalent to individual performers employed by Customer.

10. Make provisions for the EDS Account Manager to attend and participate on regular staff meetings that regard sales, operations and other activities that affect his/her responsibilities and abilities to deliver services to Customer and/or Customer's customers, as stated in the terms of this agreement and their related activities.

11. Provide all travel and other transportation expenses required to provide the services set forth in this Authorization Letter and their related activities. Travel would be in accordance with Customer's current travel policy and guidelines for its employees. All such travel will be acquired by Customer through its vendors. Expense reports for travel and travel related expenses will be submitted directly to Customer for payment in accordance with Customer's existing policies; provided, however, that Customer would be required to reimburse EDS for such expenses within ten (10) days from the date EDS submits a request for reimbursement.

12. Supply EDS employees shipboard access, room, board and other reasonable accommodations and facilities as required to execute installation and post-implementation activities as required by EDS to perform the services stated in the terms of this agreement and their related activities.

13. Subject to Customer's discretion, supply EDS, to the extent that they are made available to Customer by its cruise line customers, with complimentary cruise passes.

                                  EXHIBIT III

                                PAYMENTS TO EDS
                                ---------------


A. Monthly Fee.
   -----------

   1. Beginning on the AL Effective Date, for a period of six months from the AL Effective Date (the "Initial Monthy Fee Period"), for each month during such period, Customer will pay to EDS an amount based upon the following rates for the following job categories as applicable (each such monthly fee shall be referred to herein as an "Initial Monthly Fee") and as adjusted pursuant to the applicable provisions of Exhibit IV:


                                          Monthly
        Job Category                      Billing
                                          Rate Per
                                           Person
--------------------------------------------------------------
Account Manager                            $13,412
--------------------------------------------------------------
Administrative Assistant                   $ 3,815
--------------------------------------------------------------
Trainer/Documentation Mgr.                 $ 5,194
--------------------------------------------------------------
Project Manager                            $10,519
--------------------------------------------------------------
Site Survey Engineer                       $ 8,617
--------------------------------------------------------------
Radio Frequency Installer                  $ 8,617
--------------------------------------------------------------
Labor Technician                           $ 5,914
--------------------------------------------------------------
Software Engineer                          $ 8,321
--------------------------------------------------------------
Software/Interface Engineer                $ 5,914
--------------------------------------------------------------
Project Engineer                           $ 7,236
--------------------------------------------------------------
Shipboard Operator                         $ 6,266
--------------------------------------------------------------

   2. Beginning on the first day following the conclusion of the Initial Monthly Fee Period, and for each month during the remaining term of this Authorization Letter (and any termination assistance period), Customer will pay to EDS the following amounts, as applicable (each, a " Base Monthly Fee"):


 Base Monthly Fee    Contract
 (in $ per month)      Month
----------------------------------
 To be determined       1-6
----------------------------------
     244,481            7-12
----------------------------------
     299,559           13-24
----------------------------------
     369,987           25-36
----------------------------------
     471,289           37-48
----------------------------------
     203,453           49-60
----------------------------------
     197,528           61-72
----------------------------------
     156,132           73-84
----------------------------------
     152,526           85-96
----------------------------------
     148,084           97-108
----------------------------------
     143,771          109-120
----------------------------------


     EDS may adjust the Base Monthly Fee for any additional resources that Customer utilizes in any applicable month. Such adjustments will be based upon the rates and job categories described above. The Initial Monthly Fee and the Base Monthly Fee will be due and payable within 30 days after receipt of the invoice

                                     III-1
     by Customer. From time to time, but no more often than once each calendar year, Customer and EDS agree to meet to discuss merit adjustments to each job category comprising the Base Monthly Fee, which merit adjustments will be no more than three percent (3%) per year.

B.  Adjustment to the Base Monthly Fee.  Customer may permanently adjust the
    ----------------------------------
    Base Monthly Fee by requesting an adjustment to the staff resources allocated hereunder by providing EDS, in the event of an increase in the staff resources allocated with one hundred twenty (120) days prior written notice of the adjustment, and in the case of a decrease in the staff resources allocated with ninety (90) days prior written notice of the adjustment, (each a "Resource Adjustment Notice"); provided, however, that
    (i) only one Resource Adjustment Notice may be in effect at any time, and
    (ii) Customer may provide EDS with no more than two Resource Adjustment Notices in any calendar year. The Base Monthly Fee will be adjusted to reflect Customer's request set forth in the Resource Adjustment Notices as follows: (i) in the case of a Resource Adjustment Notice requesting additional staff, the Base Monthly Fee will be adjusted on the date the additional staff are performing services; (H) in the case of a Resource Adjustment Notice requesting a reduction in staff, the Base Monthly Fee, will be adjusted on the earlier to occur of (a) the redeployment of the personnel by EDS or (b) ninety days from the date of the Resource Adjustment Notice. If during the term of this Authorization Letter, the Customer's use of the services and/or resources described on Exhibit 1, for any three (3) consecutive months, varies by an amount equal to or greater than 30% and any unutilized services and resources cannot reasonably be allocated pursuant to paragraph C below, then EDS shall have the option to either (i) terminate this Authorization Letter. or (ii) Customer and EDS shall mutually agree upon an adjustment to the services or resources allocated to Customer with a corresponding adjustment to the applicable charges.

C.  Other Resource Utilization.  Notwithstanding anything contained herein to
    --------------------------
    the contrary, to the extent the parties have not entered into an Authorization Letter with respect to a specific industry, Customer and EDS may mutually agree to allocate the services and resources set forth herein to projects outside of the cruise line industry.


                                     III-2

                                   EXHIBIT IV

                                OTHER PROVISIONS
                                ----------------


Cost of Living Adjustment.  If the Consumer Price Index for all Urban Consumers,
-------------------------
U.S. City Average, for All Items (1982-84 = 100), as published in the Bureau of Labor Statistics of the Department of Labor (the "CPI"), is at any anniversary of the AL Effective Date (the "Current Index") higher than the CPI at the previous anniversary of the AL Effective Date or at the AL Effective Date, as the case may be (the "Base Index"), then, effective as of such anniversary, all charges under this Authorization Letter will be increased by the percentage that the Current Index increased from the Base Index; provided, that in any such twelve month period, Customer will pay increases in the charges for any increase of the Current Index over the Base Index up to and including 4% and provided further that during such period, Customer will not be charged for any increases of the Current Index over the Base Index which are greater than 4%. In the event that the Bureau of Labor Statistics should stop publishing the CPI or should substantially change the content or format thereof, the parties will substitute therefor another comparable measure published by a mutually agreeable source; provided, however, that if such change is merely to redefine the base
        -----------------
year for the CPI from 1982-84 to some other year, the parties will continue to use the CPI but will if necessary, convert either the Base Index or the Current Index to the same basis as the other by multiplying such index by the appropriate conversion factor.

Taxes.  Customer will pay all Taxes (as defined below) to EDS at the same time
-----
and in the same manner that it pays those amounts due to EDS under this Authorization Letter to which the Taxes relate, and EDS will remit such Taxes to the appropriate taxing authority. EDS and Customer will cooperate to minimize and properly calculate any applicable Taxes and, in connection therewith, Customer will provide any applicable direct pay certificates, resale certificates, information regarding out-of-state use of materials, services or sales or other exemption certificates or information reasonably requested by EDS. EDS will notify Customer of, and will coordinate with Customer, the response to and settlement of any claims for Taxes that may be asserted by applicable taxing authorities, it being understood that with respect to any claim for Taxes arising out of a form or return signed (or which should have been signed) by a party, such party will have the right to elect to control the response to and settlement of the claim, but the other party will have the right to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If Customer requests EDS to challenge the imposition of any Tax, Customer will reimburse EDS for the reasonable legal fees and expenses, including additional tax, penalty and interest if assessed, that EDS incurs. Customer will be entitled to any refunds or rebates of Taxes (including additional tax, penalty, and interest) granted to the extent such refunds or rebates are of Taxes (including additional tax, penalty, and interest) that were paid by Customer. For purposes of this Authorization Letter, "Taxes" means any taxes, however designated or levied, based upon amounts payable to EDS pursuant to this Authorization Letter, upon this Authorization Letter or upon the services, resources, equipment or other property provided pursuant to this Authorization Letter, including state and local taxes, use taxes and any taxes or amounts in lieu thereof paid or payable by EDS in respect of the foregoing, exclusive in each case, however, of any tax (including additional tax, penalty, and interest) in respect of any salary, wage, pension, retirement benefit, or other compensation, or fringe benefit paid by EDS, of EDS' franchise taxes and taxes based upon the net worth, or any loan, of EDS, property owned or leased by EDS or gross or net receipts or the net income of EDS. For purposes of this paragraph, EDS shall include EDS and its affiliates.

Significant Changes.  The charges set forth in Exhibit III are based on there
-------------------
being no significant changes to the services or resources contemplated by this Authorization Letter. Without limitation of the foregoing, a significant change to such services or resources would be deemed to occur upon (i) a significant decrease in the number of installations [ships], (ii) a significant increase in the amount of personnel resources necessary to complete an installation as described in Exhibit 1, or (iii) significant change to the nature of Customer's business or operations. With respect to any such significant change, EDS and Customer would meet to discuss a reasonable adjustment to charges. Any adjustment win require the consent of the other party, which consent may not be unreasonably withheld.

Insurance Requirements.
----------------------

Subject to review and confirmation by Allin, EDS will provide the following:

     General Liability Insurance.

     Longshoreman's and Harbor Workers Compensation Insurance (USL&H).

                                   EXHIBIT V

                              PERFORMANCE CRITERIA
                              --------------------


EDS and Customer agree that the performance criteria set forth below are subject to additional due diligence by EDS during the six month start-up period. Accordingly, EDS and Customer agree that the performance criteria set forth below may be amended during such six month period by EDS, provided such adjustments do not adversely impact on-going service agreements or commitments to Customer's clients or customers and thereafter by mutual agreement. The following key criteria shall be used as performance standards by which a Customer will be able to gauge the timeliness, quality and reliability of the services and resources provided by EDS. These key criteria are guidelines for levels of timeliness, quality and reliability and are not all inclusive. The complete list of performance criteria are based upon the entire Customer documentation library listed as part of this Exhibit as well as any Customer Client shipboard policies and procedures.

A. Installation

   Technical Site Survey - The Technical Site Survey (the "Survey") should commence within 2 weeks of contract signing and be performed by a qualified RF Engineer and Project Engineer. The Survey should be 100% complete within one (1) week of the Survey start date. The Site Survey document and technical sections of the Deployment document, including all design drawings should be completed within two (2) weeks of completion of the Survey. The Customer shall receive five (5) hard copies and one (1) secure electronic copy of these documents within two (2) days of completion of the documents received by Customer personnel.

   RF Network Installation - The RF Network Installation (RF) should be completed by the contractually agreed-to completion date. The RF, including shipboard TV and ITV System RF components, combining network, amps, TCMs, TVs, connectors and cabling should be properly installed to provide distortion-free video and audio quality through the complete RF network. Acceptable signal levels, as agreed to for each design effort, should exist at each amp input, amp output, and TV RF connector. The initial signal level values for each amp input and output, at a working low band, midband and the highest working superband channel and at each TV tap should be provided as proof of completion as well as being used as the baseline values for maintenance efforts.

   ITV System Installation - The ITV System Installation (ITV) should be completed by the contractually agreed-to completion date. The ITV should have all components in proper working condition, including verification that the RF components of the system satisfy the RF Network Installation quality levels. RF and digital networking connections, including hubs, cables and interface cards and connectors should have a greater than 99% rate of successful packet communications between ITV network devices.

   ITV System Interfaces - The ITV System Interfaces (Interfaces), to non-ITV computers and networks, should be completed by the contractually agreed-to completion date. The Interfaces should have greater than a 99% rate of successful packet communications between network devices, with the ability to 100% reliably receive guest information and communicate transaction information between ITV and non-ITV systems.

   Operational Software Installation - Operational Software Installation should be completed by the contractually agreed-to completion date. All ITV software should be operational, with all ship specific content installed, including all operational software, audio, video, graphics and database files.

   Installation Specific Documentation - All Installation Specific Documentation (Specifics) should be completed within one (1) week of the ITV installation. The Specifics should include all information unique to the ITV installation, including but not limited to, as built drawings for the RF combining and ship networks, ITV system rack elevations, layouts, trunk and channel configurations, channel lineup, and initial RF readings.

B. Operations

   Operator Boarding - The Operator responsible for maintaining proper operation of the ITV System should have successfully completed the landbased portion of the ITV System Training and board the ship no later than two (2) weeks prior to the go-live date of the ITV System. The Operator should become an integral part of the installation team and completely understand the unique aspects of the ITV installation before the go-live date.

   Operator Answers to Master of the Ship - The Operator is under the authority of the Master of the Ship and the officers designated to oversee the operation of the Systems and Services. The Operator shall use his/her best efforts to comply with the operations manual and other shipboard guidelines set forth by the Customer Client.

   Operational Procedures - The Operator shall understand and effectively execute the Operational Procedures required to run the ITV system maintaining a greater than 90% level of guest satisfaction, based upon random guest surveys initiated by the Customer.

   System Operation - Through proper maintenance and servicing, the ITV System shall be maintained at a 98% average uptime for Interactive Services, with a 98% average rate of equipment operation within each month of operation.

   Maintenance Procedures - The Operator shall perform all on-going maintenance procedures and record the results of maintenance procedures in the Ship's Log. The maintenance procedures shall include, but not be limited to, RF amplifier input and output readings at specified low, mid and superband channels, ITV System audio and video quality levels, proper component operations, backups, reporting and reconciliation.

   Service and Notification Procedures - The Operator shall immediately begin the investigation of any guest reported problems, or any problems discovered during normal system operation or maintenance. Problems and resolutions should be recorded as part of the Ship's Log. Any ITV System failure should be resolved or reported to Level 2 - Landside Technical Support personnel within a specified time frame, based upon the following ITV System failure levels:

        .  Disabling more than 10% of the ITV System    I hour

        .  Between I and 10% of the ITV System         2 hours

        .  Less than 1% of the ITV System             24 hours

   Decorum and Professionalism - The Operator shall maintain a high level of decorum and professionalism as the representative of both EDS and the Customer at each installation.

   Other Shipboard System Installations and Operations - For any other type of shipboard installations, including but not limited to Broadcast Centers, Information Systems, Property Management Systems, Point of Sale Systems, Kiosks, Digital Photography Systems, similar levels of timeliness, quality and reliability apply.

   Standards and Practices - All work shall be done in compliance with standards set forth by the Society of CATV Engineers, Society of Broadcast Engineers, Electronic Industries Association, and SOLAS maritime regulations.



                                      V-2